SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549

                                 FORM 8-K

                              CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of
                    The Securities Exchange Act of 1934


                             October 19, 1994
                              Date of Report
                    (Date of earliest report reported)



                              FLEMING COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)




          OKLAHOMA                       1-8140               48-0222760
(State or other jurisdiction      (Commission File           (IRS Employer
     of incorporation)                 Number)               Identification
                                                                 Number)




                    6301 Waterford Boulevard, Box 26647
                       Oklahoma City, Oklahoma 73126
                 (Address of Principal Executive Offices)


                             (405)  840-7200
                      Registrant's telephone number,
                            including area code

Item 5. Other events - The company announced third quarter results on October 19, 1994.

Net earnings for the quarter, 12 weeks ended October 1, were $2.7 million, versus $20.3 million for the third quarter of 1993, a decrease of 87%. Quarterly earnings per share were seven cents, compared with 55 cents the previous year, a decline of 87%.

Year to date, net sales were $11.06 billion, compared with $9.95 billion in the same quarter in 1993, an increase of 11%. Net earnings were $45.7 million, down 46% from $84.5 million in 1993. Earnings per share were $1.23, down 47% from $2.30 for the same 1993 quarter.

Excluding sales from the recently acquired Scrivner, Fleming's sales for the third quarter were $2.79 billion, a decrease of 5%, and year to date were $9.71 billion, a decrease of 2%. Sales comparisons, excluding Scrivner, were affected by the anticipated loss of business from Albertson's and Wal-Mart, and the sale of a New Jersey perishables distribution facility. The partial loss of Megafoods' business will affect future sales comparisons. An absence of significant food inflation also contributed to the disappointing results.
These losses were partially offset by new business from Randall's and Kmart.

Basic operating profits from food and general merchandise distribution centers improved during the quarter, but a combination of other factors more than off-set that performance. A major factor was the greater-than-expected losses from certain company-owned stores, principally 21 Florida stores that have been repositioned in the market, and the 23 recently acquired Consumers Markets in Missouri, Arkansas and Kansas.

Third quarter credit loss expense was $21.6 million, compared to $9.3 million in 1993, due to the continuing difficult retail environment and the bank-ruptcy of Megafoods.

Other factors adversely affecting third quarter results included a higher tax rate, lower sales in certain distribution centers, and larger losses from equity investments compared to 1993.

The current estimated annual tax rate for 1994 is 47.5%, up from 44.1% in 1993. Scrivner-related goodwill amortization and its operations in higher tax rate states account for much of this increase. To reach that higher level for the year required a 73.2% effective rate in the third quarter.

The company experienced a LIFO charge of $4.7 million, compared to a LIFO credit of $2 million in 1993. In addition, Fleming experienced higher interest expense, as expected, from debt related to the Scrivner acquisition.

Fleming Companies, Inc.
Consolidated Condensed Statements of Earnings
For the 12 weeks ended October 1, 1994, and October 2, 1993
(In thousands, except per share amounts)

________________________________________________________________
                                                            %
Third Interim Period             1994       1993          Change
________________________________________________________________
Net sales                      $4,141,538  $2,936,010      41.1

Costs and expenses:
  Cost of sales                 3,818,129   2,767,074      38.0
  Selling and administrative      289,449     125,106     131.4
  Interest expense                 37,498      17,796     110.7
  Interest income                 (18,821)    (14,885)     26.4
  Equity investment results         5,130       2,952      73.8
                              -----------  ----------     -----
    Total costs and expenses    4,131,385   2,898,043      42.6
                              -----------  ----------     -----
Earnings before taxes              10,153      37,967     (73.3)
Taxes on income                     7,437      17,662     (57.9)
                              -----------  ----------     -----

Net earnings                  $     2,716  $   20,305     (86.6)
                              ===========  ==========     =====
Net earnings per share               $.07        $.55     (87.3)
Dividends paid per share             $.30        $.30       ---
Weighted average shares
  outstanding                      37,344      36,833       1.4
- ----------------------------------------------------------------

Note: Cost of sales includes expense of $4.7 million and income of $2.3 million in 1994 and 1993, respectively, resulting from the LIFO method of inventory valuation.


Fleming Companies, Inc.
Consolidated Condensed Statements of Earnings
For the 40 weeks ended October 1, 1994, and October 2, 1993
(In thousands, except per share amounts)



- -----------------------------------------------------------------
                                                           %
Year to Date                     1994        1993        Change
- -----------------------------------------------------------------
Net sales                    $11,057,167  $9,945,559      11.2

Costs and expenses:
  Cost of sales               10,295,126   9,357,706      10.0
  Selling and administrative     635,141     417,365      52.2
  Interest expense                75,692      59,081      28.1
  Interest income                (46,885)    (47,902)     (2.1)
  Equity investment results       11,027       5,824      89.3
  Facilities consolidation           ---       6,500       ---
                             -----------  ----------     -----
    Total costs and expenses  10,970,101   9,798,574      12.0
                             -----------  ----------     -----
Earnings before taxes             87,066     146,985     (40.8)
Taxes on income                   41,356      62,469     (33.8)
                             -----------  ----------     -----
Net earnings                 $    45,710  $   84,516     (45.9)
                             ===========  ==========     =====
Net earnings per share             $1.23       $2.30     (46.5)
Dividends paid per share            $.90        $.90       ---
Weighted average shares
  outstanding                     37,208      36,773       1.2
- ------------------------------------------------------------------

Note: Cost of sales includes expense of $2.2 million and income of $13.7 million in 1994 and 1993, respectively, resulting from the LIFO method of inventory valuation.

                                SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under-signed hereunto duly authorized.


                                             FLEMING COMPANIES, INC.

                                             By: /s/ Donald N. Eyler
                                             Senior Vice President-Controller

Date:       October 25, 1994